Exhibit (h)(7)

SPECIAL CUSTODY and PLEDGE AGREEMENT

AGREEMENT (hereinafter “Agreement”) dated as of                      among U.S. Bank, N.A. in its capacity as custodian hereunder (“Custodian”), Sterling Capital Funds on behalf of its series Sterling Capital Long/Short Equity Fund (“Fund”), and BNP Paribas Prime Brokerage, Inc. (the “Counterparty”).

WHEREAS, Fund has opened an account with Counterparty (the “Account”) and for those purposes has entered into an account agreement with Counterparty pursuant to the U.S. Prime Brokerage Agreement dated as of                      between Fund and Counterparty(as amended from time to time the “Account Agreement”); and

WHEREAS, Counterparty is required to comply with applicable laws and regulations pertaining to extensions of credit and borrowing of securities, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the “Margin Rules”) and Counterparty’s internal policies; and

WHEREAS, to facilitate extensions of credit and the borrowing of securities from the Counterparty, the Fund and Counterparty desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Fund has agreed to pledge certain assets specified by Fund and identified to Custodian as Collateral (as defined below) to secure Fund’s obligations to Counterparty under the Account Agreement; and

WHEREAS, Custodian has acted as custodian of certain assets of the Fund pursuant to a custody agreement (the “Custodian Agreement”).

NOW, THEREFORE, be it agreed as follows:

(1)         As used herein, capitalized terms have the following meanings:

“Adequate Performance Assurance” shall mean such Collateral placed in the Special Custody Account (as such term is hereinafter defined) as is adequate under the Margin Rules and as set forth in the Account Agreement between Counterparty and Fund.

“Advice from Counterparty” means a notice or entitlement order (as defined in Section 8-102 of the UCC (as defined herein)) in writing (including, without limitation, via electronic mail, through SWIFT or other messaging systems) delivered by an Authorized Representative of Counterparty to the Fund or Custodian, as applicable hereunder. A duly-authorized officer of Counterparty will certify to Custodian, on Appendix A attached, the names and signatures of those employees of Counterparty who are authorized to sign Advices from Counterparty (each, an “Authorized Representative of Counterparty”), which certification may be amended from time to time.

“Business Day” means a day on which Custodian, Fund and the Counterparty are open for business.

“Collateral” means U.S. cash, U.S. government securities and other U.S. margin-eligible securities acceptable to the Counterparty and Custodian which are pledged to the Counterparty as provided herein.

“Insolvency” means that: (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the “Bankruptcy Law”) of any jurisdiction adjudicating the Fund insolvent; or (ii) the Fund has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of the Fund, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Fund under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against the Fund and the Fund by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings.

“Instructions from Fund” means a request, direction or certification in writing signed in the name of the Fund by a person authorized by the Fund, on Appendix B attached (as may be amended from time to time), and delivered to Custodian or transmitted to it by a facsimile-sending device, except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in writing signed in the name of the Fund by a person authorized in writing by the Fund.

(2)        (a)         Custodian, in its capacity as a Securities Intermediary as defined in Revised Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”), to the extent the same may be applicable, or in applicable federal law or regulations, shall segregate and open a separate account on its books entitled “BNP Paribas Prime Brokerage, Inc., Pledgee of Sterling Capital Long/Short Equity Fund” (“Special Custody Account”) and shall hold therein for the Counterparty as pledgee upon the terms of this Agreement all assets delivered to Custodian for credit to the Special Custody Account and all monies or other property paid or distributed with respect thereto (other than dividends or coupon payments) or realized on any sale thereof. The Custodian hereby agrees that any property except U.S. cash held in the Special Custody Account shall be treated as a financial asset for purposes of Revised Article 8 of the UCC to the extent the same may be applicable, and Custodian shall elect to hold such property that is U.S. cash as a deposit in its capacity as a “bank” as such term is defined in Section 9-102(a)(8) of the UCC, which deposit account shall constitute part of, and be maintained in the same manner as, the Special Custody Account. The Fund agrees to instruct Custodian through Instructions from Fund as to the cash and specific securities which Custodian is to identify on its books and records as pledged to the Counterparty as Collateral in the Special Custody Account.

(b)         The Fund agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement and the Account Agreement. Such Collateral (a) may be released only in accordance with the terms of this Agreement; and (b) except as required to be released hereunder to the Counterparty, shall not be made available to the Counterparty or to any other person claiming through the Counterparty, including creditors of the Counterparty. Custodian will maintain accounts and records for the Collateral in the Special Custody Account separate from the accounts and records of any other property of the Fund which may be held by

Custodian, subject to the interest therein of the Counterparty as the pledgee thereof in accordance with the terms of this Agreement. Such security interest in any item of Collateral will terminate at such time as such item of Collateral is released to the Fund as provided in paragraph 4 hereof. It is understood that the Counterparty will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

(c)         The Fund, the Counterparty and Custodian agree that Collateral will be held for the Counterparty in the Special Custody Account by Custodian under the terms and conditions of this Agreement and that the Custodian will take such actions with respect to any Collateral in the Special Custody Account (including without limitation the delivery thereof in accordance with paragraph 8) as the Counterparty shall direct in an Advice from Counterparty, without further consent of the Fund.

(d)         The Fund hereby grants a continuing security interest to the Counterparty in: (a) the Special Custody Account and all Collateral and other financial assets credited thereto, from time to time, (b) its accounts with the Counterparty, and (c) all proceeds of the foregoing, to secure the Fund’s obligations to the Counterparty under the Account Agreement. Custodian shall have no responsibility for the validity or enforceability of such security interest.

(3)         Custodian shall make available to Counterparty and Fund by use of a secured website a record of all pledges, deliveries, releases and substitutions of the Collateral and any movements of assets into or out of the Special Custody Account within one (1) Business Day of such pledges, deliveries, releases, substitutions or movement of assets. Custodian will supply Counterparty and Fund with a monthly statement of Collateral in the Special Custody Account and transactions in the Special Custody Account. Custodian will also advise Counterparty and Fund upon reasonable request, of the kind and amount of Collateral pledged to Counterparty.

(4)         Custodian agrees to release Collateral from the Special Custody Account only upon receipt of an Advice from Counterparty (including for whatever uses are permissible under the Account Agreement, though Custodian shall at no time have responsibility for determining whether Counterparty is in compliance with those permissible uses). Counterparty agrees, upon request of the Fund, to provide such an Advice from Counterparty with respect to Collateral selected by the Fund directing the release of such Collateral to the Fund: (a) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (b) against receipt in the Special Custody Account of substitute Collateral (if such substitution is permitted under the terms of the Account Agreement) having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (c) upon termination of the Account Agreement and settlement in full of all transactions thereunder and any amounts owed to the Counterparty with respect thereto. It is understood that the Counterparty will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5)         The Fund represents and warrants to the Counterparty that securities pledged to the Counterparty shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral in the Special Custody Account will not be subject to any liens or encumbrances other than the lien in favor of the Counterparty contemplated hereby.

(6)         Collateral in the Special Custody Account shall at all times remain the property of the Fund subject only to the extent of the interest and rights therein of the Counterparty as the pledgee and secured party thereof. Custodian represents that Collateral in the Special Custody Account is not subject to any other lien, charge, security interest or other right or claim of Custodian or any person claiming through Custodian, and Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to the Collateral in the Special Custody Account. Except for the claims and interests of the Counterparty and the Fund, the Custodian has not, to the best of its knowledge, received written notice of any claim to, or interest in, the Special Custody Account, any financial asset credited thereto or any security entitlement in respect thereof. Custodian shall use its best efforts to notify the Counterparty and the Fund as soon as possible if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral.

(7)         [Reserved]

(8)         [Reserved]

(9)         The Counterparty hereby covenants, for the benefit of the Fund, that the Counterparty will not instruct Custodian pursuant to an Advice from Counterparty to deliver Collateral free of payment with respect to any sale of Collateral until after the occurrence of an Event of Default, as defined in the Account Agreement. The foregoing covenant is for the benefit of the Fund only and shall in no way be deemed to constitute a limitation on Custodian’s obligation to act upon instructions pursuant to an Advice from Counterparty and Custodian’s obligation to act upon such instructions, which instructions, for the avoidance of doubt, may include directions to deliver Collateral to Counterparty (including for other permissible uses under the Account Agreement). Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between the Counterparty and the Fund. Custodian will, however, provide prompt telephone notice to an officer of the Fund of receipt by Custodian of an Advice from Counterparty to deliver Collateral.

(10)         [Reserved]

(11)         Custodian’s duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Counterparty regarding release of Collateral except as required by applicable law. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of negligence and may rely and shall be protected in acting upon any Advice from Counterparty which it reasonably believes to be genuine and authorized. As between the Fund and Custodian, the terms of the Custodian Agreement shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement; for the avoidance of doubt, each Advice from Counterparty shall be considered a “Proper Instruction” under the Custodian Agreement and as such is subject to the terms of the Custodian Agreement and, in particular, the Fund’s indemnity of the Custodian thereunder. As between Custodian and Counterparty, Counterparty shall indemnify and hold Custodian harmless from and against any losses or liabilities (including reasonable legal fees) imposed on or incurred by Custodian subsequent to the taking of any action, or arising out of any omission, of Custodian in compliance with any Advice from Counterparty, except to the extent that any such loss or liability (i) results from Custodian’s negligence, fraud, recklessness, willful misconduct or bad faith; or (ii) represents special, consequential, punitive, exemplary or incidental damages. In matters concerning or relating to this Agreement, Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or the Securities and Exchange Commission. Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements. Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and shall be in a form that permits transfer at the direction of Counterparty without additional authorization or consent of the Fund.

Neither Custodian nor Counterparty shall be responsible or liable for any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; acts of war, terrorism, insurrection or revolution; acts of God; or any other similar event beyond the control of such party or its agents. No party shall be liable for indirect, special, or consequential damages even if advised of the possibility or likelihood thereof. This paragraph shall survive the termination of this Agreement.

(12)         All charges for Custodian’s services under this Agreement shall be paid by the Fund.

(13)         The Counterparty shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by the Fund as a result of any transaction executed hereunder, or any other action taken or not taken by the Counterparty hereunder for the Fund’s account at Fund’s direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of the Counterparty’s gross negligence or willful misconduct.

(14)         No amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of the Counterparty, the Fund and Custodian.

(15)         Written communications hereunder, other than an Advice from Counterparty, shall be sent by facsimile-sending device or telegraphed when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

	if to Custodian, to:	U.S. Bank, N.A
1555 N. Rivercenter Dr.
MK-WI-S302
Milwaukee, WI 53212
Attn: Tom Fuller
Phone: 414-905-6118
Fax: 866-350-5066

(b)	if to the Fund, to:	Sterling Capital Long/Short Equity Fund
434 Fayetteville Street, Fifth Floor
Raleigh, NC 27601
Attn: James T. Gillespie, President
Phone No.: 919-716-9087
Fax No.:

(c)	if to the Counterparty, to:	BNP Paribas Prime Brokerage, Inc.
787 Seventh Avenue
New York, NY 10019
Attention: Tomer Seifan
Fax No.: 201-850-4602
Phone No.: 212-471-6565
Attention: Alex Bergelson
Fax No.: 201-850-4601
Phone No.: 212-471-6533

	with a copy to:	BNP Paribas Prime Brokerage, Inc.
525 Washington Boulevard
Jersey City, NJ 07310
Attn: David Koppel
Tel: 201-850-5391
Fax: 201-850-4618

(16)         Any of the parties hereto may terminate this Agreement by sixty (60) days prior written notice to the other parties hereto; provided, however, that the status of any Collateral pledged to the Counterparty or the Fund, as the case may be, at the time of such notice shall not be affected by such termination and Custodian shall continue to comply with its requirements under this Agreement until the release of such pledge pursuant to the terms of the Account Agreement and any applicable Margin Rules. Upon termination of this Agreement or the Custodian Agreement, all assets of the Fund held in the Special Custody Account shall be transferred to a successor custodian specified by the Fund acceptable to the Counterparty in its good faith discretion.

(17)         Nothing in this Agreement prohibits the Counterparty, the Fund or Custodian from entering into similar agreements with others in order to facilitate options or other derivatives transactions.

(18)         Custodian has not entered into, and until the termination of this Agreement will not enter into, any agreement with any person (other than the Counterparty) relating to the Special Custody Account and/or any financial asset credited thereto pursuant to which it has agreed, or will agree, to comply with entitlement orders of such person.

(19)         If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

(20)         All references herein to times of day shall mean the time in New York, New York, U.S.A.

(21)         This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of the State of New York without regard to its conflicts of law rules. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof. Any litigation between any of the parties to this Agreement or involving their respective property must be instituted in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such courts. Each party hereby agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any right to trial by jury with respect to any claim, action, proceeding or counterclaim or other legal action is hereby waived by all parties to this agreement.

(22)         This Agreement may be signed in counterparts, all of which shall constitute but one and the same instrument.

(23)         Each of Custodian, the Fund and the Counterparty agrees that it shall maintain, and shall notify its present and future agents, attorneys and accountants to maintain, the confidentiality of the terms of this Agreement, and shall not discuss or disclose, nor authorize such agents, attorneys or accountants to discuss or disclose, directly or indirectly, to any person the existence or terms of this Agreement, other than as may be legally required pursuant to applicable law or regulation. Notwithstanding the foregoing, each party may disclose the existence or terms of this Agreement to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of the relevant party’s business in connection with the exercise of such authority or claimed authority. Each of Custodian, the Fund and the Counterparty agrees that there shall be no publicity, directly or indirectly, concerning any aspect of this Agreement.

(24)         Notwithstanding any other provision herein, (a) Counterparty may request release of Collateral from Custodian through an Advice from Counterparty for purposes of rehypothecation under the Account Agreement and Custodian agrees to release such Collateral to Counterparty upon receipt of such Advice from Counterparty, though Custodian shall at no time have responsibility for determining whether Counterparty is in compliance with permissible purposes under the Account Agreement or any other agreement between the Fund and Counterparty and (b) any cash or securities delivered by Counterparty to the Special Custody Account shall be considered pledged to Counterparty as Collateral in the Special Custody Account.

(25)         Counterparty may assign its rights hereunder or any interest herein: (a) to BNP Paribas Prime Brokerage International, Ltd. or to any entity guaranteed by BNP Paribas, or (b) to an unaffiliated entity (i) solely in connection with a sale of BNP Paribas’ prime brokerage business, upon thirty calendar days’ prior written notice, (ii) other than in connection with a sale of BNP Paribas’ prime brokerage business, upon Customer’s consent, which consent shall not be unreasonably withheld or delayed.

(26)         In the event of any conflict between the terms of this Agreement and the terms of the Account Agreement, the terms of this Agreement shall control.

(27)         Matters related to the Trust as a Massachusetts Business Trust. “Sterling Capital Funds” and “Trustees of Sterling Capital Funds” refer respectively to the trust (the “Trust”) created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of February 1, 2011, as amended, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Sterling Capital Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

[Remainder of Page Intentionally Left Blank]

Exhibit (h)(7)

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

STERLING CAPITAL FUNDS, on behalf of its series

STERLING CAPITAL LONG/SHORT EQUITY FUND

By:
Title:

BNP PARIBAS PRIME BROKERAGE, INC.

By:
Title:

By:
Title:

U.S. BANK, N.A.

By:
Name:	Michael R. McVoy
Title:	Senior Vice President

APPENDIX A

TO

SPECIAL CUSTODY AND PLEDGE AGREEMENT

AUTHORIZED PERSONS FOR BNP PARIBAS PRIME BROKERAGE, INC.

The undersigned hereby represents and warrants to the Fund and Custodian that each person specifically identified below has actual authority to act, and as such, is authorized and empowered for and on behalf of Counterparty to deliver Advices from Counterparty.

Daily Collateral Movements (e.g., approving releases)

NAME	TELEPHONE/FAX	SIGNATURE

1. Dave Koppel	Tel. 201-850-5391
Fax. 201-850-4618

2. Vincent Gazzillo	Tel. 201-850-4163
Fax. 201-850-6594

3. Dean Anastos	Tel. 201-850-5293
Fax: 201-850-6594

4. Jeff Hoffmann	Tel: 201-850-5376
Fax: 201-850-6594

5. Thomas Anderson	Tel: 201-850-4161
Fax: 201-850-6594

6. Cindy Yeung	Tel: 201-850-5480 Fax: 201-850-6594

Authorized by:                                                            , as duly authorized officer of Counterparty

Name:

Title:

Date:

APPENDIX B

TO

SPECIAL CUSTODY AND PLEDGE AGREEMENT

AUTHORIZED PERSONS FOR STERLING CAPITAL LONG/SHORT EQUITY FUND

Custodian and Counterparty (BNP Paribas Prime Brokerage, Inc.) are directed to accept and act upon instructions received from any one of the following persons at the Fund.

NAME	EMAIL ADDRESS	SIGNATURE
1.		1.
2.		2.
3.		3.
4.		4.
5.		5.
6.		6.

Authorized by:

Name:

Title:

Date: